Exhibit 99.3

CONSENT OF NORMAN THOMAS LINEBARGER

General Catalyst Global Resilience Merger Corp. intends to file a Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

April 13, 2026

By:	/s/ N. Thomas Linebarger
	Name:	N. Thomas Linebarger